Exhibit 99.1

ACHILLION REGAINS COMPLIANCE WITH NASDAQ LISTING RULES

New Haven, Conn. (December 15, 2009) — Achillion Pharmaceuticals, Inc. (NASDAQ: ACHN), a leader in the discovery and development of small molecule drugs to combat the most challenging infectious diseases, today reported that it received notification from the NASDAQ Listings Qualification Department that it has regained compliance with NASDAQ listing rules.

As previously announced on November 17, 2009, Achillion received a written notification from the NASDAQ Listings Qualification Department that the Company’s stockholders’ equity, as reported in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 that it filed with the Securities and Exchange Commission, did not comply with the minimum stockholders’ equity requirement of $10,000,000 for continued listing on The NASDAQ Global Market pursuant to NASDAQ Listing Rule 5450(b)(1)(A).

On December 14, 2009, the Company received notification from the NASDAQ Listings Qualification Department that it has regained compliance for continued listing on The NASDAQ Global Market by meeting the requirements of the Market Value Standard.

About Achillion

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. The company’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease – hepatitis, resistant bacterial infections and HIV. For more information on Achillion Pharmaceuticals, please visit the company’s web site at www.achillion.com or call Achillion at 1-203-624-7000. ACHN-G

Company Contact:	Investors:
Mary Kay Fenton	Anne Marie Fields
Achillion Pharmaceuticals, Inc.	Lippert/Heilshorn & Associates, Inc.
Tel. (203) 624-7000	Tel. (212) 838-3777
mfenton@achillion.com	afields@lhai.com
Bruce Voss
Lippert/Heilshorn & Associates, Inc.
Tel. (310) 691-7100
bvoss@lhai.com